EXHIBIT 3.1

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DIGITAL LOCATIONS, INC.

By:	/s/ William E. Beifuss Jr.
Name:	William E. Beifuss Jr.
Title:	President

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Digital Locations, Inc. Entity or Nevada Business Identification Number (NVID): E0634762006-6
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series E Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached additional pages with Series E Preferred Stock Certificate of Designation.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Signature of Officer — Date: 03/31/2021

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

DIGITAL LOCATIONS, INC.

1. The name of the corporation is DIGITAL LOCATIONS, Inc., a Nevada corporation (the "Corporation").

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation of the Corporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

This series of the Corporation's Preferred Stock shall be designated "Series E Preferred Stock." The number of shares constituting the Series E Preferred Stock shall be Forty-Five Thousand (45,000) shares. The total face value of this entire series is Four Million Five Hundred Thousand Dollars ($4,500,000). Each share of Series E Preferred Stock shall have a stated face value of One Hundred Dollars ($100.00) ("Share Value"), and is convertible into shares of fully paid and non-assessable shares of common stock ("Common Stock") of the Corporation in accordance with Section 3 below. The Series E Preferred Stock shall have the rights, preferences and privileges set forth below:

Section 1. Dividends. The holders of outstanding shares of the Series E Preferred Stock (the "Holders") shall be entitled to receive dividends pari passu with the holders of Common Stock, except upon a liquidation, dissolution and winding up of the Corporation, as provided below in Section 2 of this Certificate. Such dividends shall be paid equally to all outstanding shares of Series E Preferred Stock and Common Stock, on an as-if-converted basis with respect to the Series E Preferred Stock. The right to such dividend on the Series E Preferred Stock shall be cumulative. At the sole option of the Holder, dividends may be converted into Common Stock at the Conversion Price in accordance with Section 3 below. In the event that the Corporation declares a stock dividend, the number of dividend shares distributed to Holder shall not exceed the limits set forth in Section 3(c) below, Limitations of Conversions, and the remaining balance of dividend shares shall accrue on the books on the Corporation in favor of the Holders. The Holders may at any time request the distribution of accrued dividend shares, subject to the limitations of Section 3(c) below, by sending a written notice to the Corporation.

Section 2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holder of each outstanding share of the Series E Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders upon such liquidation, whether such assets are capital or surplus of any nature, an amount equal to One Hundred Dollars ($100.00) for each such share of the Series

E Preferred Stock (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, after the payment of any distributions that may be required with respect to the Corporation's Series B Preferred Stock, but before any payment or declaration and setting apart for payment of any amount is made with respect to the Common Stock of the Corporation, and, after such payments, the remaining assets of the Corporation shall be distributed to the holders of Common Stock.

(a) If the assets to be distributed pursuant to this Section 2 to the holders of the Series E Preferred Stock shall be insufficient to permit the receipt by such holders of the full preferential amounts aforesaid, then all of such assets shall be distributed among such holders of Series E Preferred Stock ratably in accordance with the number of such shares then held by each such holder.

(b) The sale of all or substantially all of the Corporation's assets, any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

Section 3. Conversion. The Series E Preferred Stock shall be subject to conversion into Common Stock upon the following terms and conditions:

(a) Timing and Mechanics of Conversion.

The Holder has the right, at any time, at its election, to convert shares of Series E Preferred Stock into shares of Common Stock, provided that the Company has enough authorized shares of Common Stock to issue upon each conversion of the Preferred Stock. The conversion price shall be $0.0015 (the "Conversion Price"), subject to adjustments described in Section 3. The number of shares of Common Stock receivable upon conversion of one share of Series E Preferred Stock equals the Share Value divided by the Conversion Price. A conversion notice (the "Conversion Notice") may be delivered to Corporation by method of Holder's choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. If no objection is delivered from the Corporation to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Corporation shall

deliver the shares of Common Stock from any conversion to the Holder (in any name directed by the Holder) within three (3) business days of Conversion Notice delivery. If the Corporation is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, then upon request of the Holder and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or are effectively registered under the Securities Act, the Corporation shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System ("DRS"). If the Corporation is not participating in the DTC FAST program, then the Corporation agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(b) Conversion Delays. If Corporation fails to deliver shares in accordance with the timeframe stated in this Section 3, then for each conversion, in the event that shares are not delivered by the fourth business day (inclusive of the day of conversion), a penalty of $1,500 per day shall be assessed for each day after the third business day (inclusive of the day of the conversion) until share delivery is made; and such penalty may be converted into Common Stock at the Conversion Price or payable in cash, at the sole option of the Holder (under the Holder's and the Corporation's expectations that any penalty amounts shall tack back to the original date of the issuance of Series E Preferred Stock, consistent with applicable securities laws).

(c) Limitation of Conversions. In no event shall the Holder be entitled to convert any Series E Preferred Stock, such that upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series E Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(d) Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Corporation at any time after the first issuance of a share of the Series E Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

(e) Adjustments for Reclassifications and Certain Reorganizations. In case the Corporation at any time after the first issuance of a share of the Series E Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Corporation is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series E Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series E Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(f) Fractional Shares. No fractional shares of the Common Stock shall be issuable upon the conversion of shares of the Series E Preferred Stock and the Corporation shall pay the cash equivalent of any fractional share upon such conversion.

(g) Reservation of Stock Issuable Upon Conversion. Following the amendment of the Company's Articles of Incorporation to increase the shares of Common Stock that the Company is authorized to issue, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as is

necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose.

Section 4. Notices. Any notice required by the provisions of this Certificate of Designation to be given to holders of shares of the Series E Preferred Stock shall be deemed given three days following the date on which mailed by certified mail, return receipt requested, postage prepaid, addressed to such holder at the address last appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 5. Voting Rights. Except as required by law or as specifically provided herein, the Holders of Series E Preferred shall not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting); provided, however, that each Holder of outstanding shares of Series E Preferred shall be entitled, on the same basis as holders of Common Stock, to receive notice of such action or meeting.

Section 6. Protective Provisions. So long as any shares of the Series E Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock voting together as one class alter or change the rights, preferences or privileges of the shares of the Series E Preferred Stock so as to affect materially and adversely such shares; or

The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Notwithstanding anything to the contrary, the Company may designated additional series of Preferred Stock provided such designations do not violate this Section 6.

Section 7. Status of Converted Stock. In the event any shares of the Series E Preferred Stock shall be converted pursuant to Section 3 above, the shares so converted shall be cancelled and shall revert to the Corporation's authorized but unissued Preferred Stock.

Section 8. Transferability. This Series E Preferred Stock shall be transferable and may be assigned by the Holder, to anyone of its choosing without Corporation's approval subject to applicable securities laws. Lender covenants not to engage in any unregistered public distribution of the Series E Preferred Stock when making any assignments.

Section 9. Notices. Any notice required hereby to be given to the holders of shares of the Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the principal office of the Corporation, or upon personal delivery to the aforementioned address.

Section 10. Public Disclosure. The Corporation and the Holder agree not to issue any public statement with respect to the Holder's investment or proposed investment in the Corporation's Series E Preferred Stock, or the terms of any agreement or covenant without the other party's prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation.

Section 11. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series E Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 31st day of March 2021.